Exhibit 99.1

Solar Wind Energy Tower, Inc.

Letter to Shareholders of Record

Annapolis, MD – April 8, 2013 – Solar Wind Energy Tower, Inc. (OTCQB: SWET, the “Company”) announced today that the Company had communicated to their shareholders of record in a letter that stated:

To our valued shareholders,

Our strategic mission is to engineer, design, develop and enable the construction of the most energy efficient and cost effective source of clean power available and a source of energy that will be financially productive without the subsidies required by conventional solar and wind projects. The Company is continuing along a path of significant progress towards the development and ultimate realization of the first Energy Tower Downdraft Tower. We have recently experienced a significant amount of interest and a large number of inquiries about our Company, stimulated by some of our recent project development announcements and I want to bring you up to date on these recent developments.

On March 11th 2013 the Company’s corporate name was changed to Solar Wind Energy Tower, Inc., to more accurately and categorically define the nature of its business and to eliminate the confusion of associating its technology with traditional wind turbine technology. In addition, the Company’s stock symbol was changed to OTCQB: SWET. The Company’s website was changed to www.solarwindenergytower.com. Traffic to the old CWET website is automatically rerouted to the new SWET website. All other Company contact information remains unchanged. We view ourselves as a hybrid solar/wind technology, now reflected in the name, Solar Wind Energy Tower, Inc. primarily because the simplicity of our solution is comprised of harnessing the natural power of a downdraft created when water is introduced to hot, dry air within the confines of our Tower structure.

At the end of March we announced our relationship with Providence Energy Corporation, a privately-owned company from Dallas, Texas, on the development of our first Solar Wind Energy Downdraft Tower located in Arizona on the US/Mexico border. Providence Energy is a nationally recognized leader in clean and environmentally friendly development of domestic oil and gas resources. They currently own and manage over 4 million net mineral acres in 34 states with royalty and working interests in over 20,000 producing wells. Providence Energy has taken a position in Solar Wind Energy Tower, Inc., and we welcome their expert development assistance in making our first Tower Project a reality.

Last week we made several announcements that generated significant interest in SWET. The first news item was the launch of a national media campaign with the Money Channel Inc. This multi-faceted campaign includes Radio informative segments airing on American Scene Radio that airs for two hours each weekday, planned television segments to air on the weekly half-hour program, WallStreetCast, and participation in one or more LIVE World Money Show events during the coming year. Investor audiences are estimated to exceed two million per week. Steve Crowley, CEO of the Money Channel, said: "We are pleased to add "SWET" to our daily Investor's Showcase along with its CEO, Ron Pickett.  Our listeners and viewers have shown a particular interest in innovative "green energy" emerging technologies over the years, and we believe that this newest technology shall be a leader in this critically important space”.

The second announcement focused on the recent beneficial changes in the Downdraft Tower. Over the last 6 months the SWET experts and development team partners successfully re-engineered the Tower resulting in a reduction of the expected capital costs and an improvement in the projected financial performance. The Company’s newly created weather data models enabled the first Tower height to be lowered from 3,000 feet down to 2,250 feet. Our team re-engineered Tower to new dynamic hyperbolic shape with a wider base and lengthened wind tunnels. Reducing the Downdraft Tower’s height and shape results in increased performance and overall operating efficiency, while requiring less mechanical maintenance and less full time staff personnel.

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Another major breakthrough by our development team is the confirmation that the Tower structure can be built much more affordably using the newest formulations of industrial concrete verses space frame steel wall sections. The benefits of concrete translate into dramatic savings in a number of areas. Concrete is less expensive that steel and is readily available around the world and not subject to the volatility of the world steel market. The newest concrete construction methods enable the concrete to be mixed at ground level and pumped to every level under construction and poured in place. This construction method is much faster than building pre-cast sections on the ground and transporting and lifting each section to the required level. The time to construct each tower is dramatically reduced along with the cost of construction.

A major contribution to the developmental enhancements to the Tower was made possible by utilizing our recently announced software which can calculate and predict energy production by our Solar Wind Downdraft Towers given local weather data. By feeding the weather data for southwestern Arizona/ Northern Mexico into the program, the Tower’s height and diameter was adjusted along with the amount of water added as fuel to create a desired amount of energy. The outcome dictated the optimum size of the Towers height and width. Solar Wind Energy can now evaluate potential Tower sites around the world and calculate and predict the shape and size of the Tower and the amount of electricity that can be produced in any region. Multiple Towers can be deployed in “Compounds” using the same cranes, water source, delivery, manufacturing and construction systems and labor forces.

Under the most recent design specifications, the first San Luis Tower is expected produce abundant, inexpensive electricity with a design capacity on an hourly basis, of up to 1,250 megawatt hours, gross. Using a 60% capacity factor, we expect the Tower’s potential hourly yield equates to 600 megawatt hours, from which approximately 18.5% will be used to power its operations, yielding approximately 500 megawatt hours available for sale to the power grid. Factoring in lower capacities during winter days, the average daily output for sale to the grid for the entire year is approximately 435 megawatt hours per day. Currently in California avoided costs are running approximately $0.11 per kilowatt hour. As an independent power producer of clean renewable energy, the Company will be selling power directly to the power grid rather than directly to consumers.

As we have consistently stated, the Company’s business plan involves “partnering” with various entities such as utilities, sovereign nations and independent power sources, to provide the ability to bring this solution to the market as rapidly as possible. Each Solar Wind Downdraft Tower is its own independent project. Solar Wind Energy can now evaluate potential Tower sites, and advise and predict the amount of electricity that can be produced in a specific region. Multiple Towers can be deployed in “Compounds” using the same cranes, water source, delivery, manufacturing, construction systems and labor forces. Solar Wind Energy’s involvement in each project is to facilitate the Tower’s development with its expertise and intellectual property. Solar Wind Energy will receive development fees, licensing fees, and royalties on power sales from each project and/or ownership interests.

Again, I would like to thank our renowned and well respected technical consultants and advisors for their dedication and interest in our project, as well as all of the professionals we rely on daily.

A sincere thank you, for your continued support!

Sincerely,

Ronald W. Pickett, President & CEO

Solar Wind Energy Tower, Inc.

About Solar Wind Energy, Inc.

Solar Wind Energy, Inc. (Solar Wind Energy), a wholly owned subsidiary of Solar Wind Energy Tower, Inc., was established to commercialize a number of proven, validated technologies and construction systems into a single large Solar Wind Downdraft Tower structure that produces abundant, inexpensive electricity. Our Company’s core objective and focus is to become a leading provider of clean, efficient green energy to the world communities, at a reasonable cost, without the destructive residuals of fossil fuels, while continuing to generate innovative technological solutions for tomorrow’s electrical power needs.

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Innovative Renewable Hybrid Solar / Wind Energy Technology

We view ourselves as a hybrid solar/wind technology, reflected in the name, Solar Wind Energy Tower, Inc. The simplicity of our solution is comprised of harnessing the natural power of a downdraft created within the confines of our Solar Wind Downdraft Tower structure, a hollow cylinder reaching skyward into the hot, dry atmosphere heated by the solar rays of the sun. The water introduced by the injection system near the top of the Tower evaporates and is absorbed by the hot, dry air. The air becomes cooler, denser and heavier than the outside warmer air and falls through the cylinder at speeds up to and in excess of 50 mph and is diverted into wind tunnels surrounding the base of the Tower where turbines inside the tunnels power generators to produce electricity.

In addition to constructing Solar Wind Downdraft Towers in the United States and abroad, the Company intends to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for electricity. Solar Wind Energy has assembled a team of experienced business professionals, engineering and scientific consultants with the proven ability to bring the idea to market. Solar Wind Energy has filed and been issued patents that the Company believes will further enhance this potentially revolutionary technology. Solar Wind Energy, Inc. is based in Annapolis, MD, and is traded on the OTCQB under the symbol ‘SWET’. For more information visit www.solarwindenergytower.com

Contact:

Solar Wind Energy, Inc.

1997 Annapolis Exchange Parkway

Suite 300

Annapolis, Maryland 21401

Phone: 410-972-4713

E-mail: Info@swetower.com

Investor Relations

Scott Arnold

Phone: (310) 497 8817

Email: scotta@corprominence.com

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release may constitute "forward-looking statements". Actual results may differ materially from those projected in forward-looking statements. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate revenues, if any, due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s various filings with the Securities and Exchange Commission (SEC).

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